Exhibit 99.1

Tel-Instrument Electronics Corp Announces its Third Quarter Results for Fiscal Year 2010 and the Award of a $2.7 Million Contract

CARLSTADT, N.J.--(BUSINESS WIRE)--February 17, 2010--Tel-Instrument Electronics Corp (“TIK”) sales and profitability for the first nine months of the current fiscal year were well below year ago levels. For this period sales fell 38%, to $6.3 million, and the Company recorded a net loss of $1,162,479 as compared to $450,296 in net income in the prior year. The decline in sales and profits resulted from delays in several major anticipated government orders, including orders under contracts previously awarded, delays in the completion of two of its major programs as well as increased new product engineering costs associated with the TS-4530A Army Mode 5 program, and increased legal and professional fees.

The Company believes that revenues will substantially improve commencing in the fourth quarter of the 2010 fiscal year due to commencement of volume shipments of the AS/USM-719. The Company believes that, based on expected production orders and its current record backlog, revenues and profits will substantially improve beginning in the next fiscal year, with the anticipated production release of the AN/USM-708, AN/ARM-206, and TS-4530A new products which, collectively, could represent almost $80 million of potential business over several years. Engineering costs are also expected to decline in the next fiscal year due to the anticipated completion of the AN/USM-708 and TS-4530A programs. The Company anticipates that due to increased revenues and a decrease in engineering and legal costs, the next fiscal year will be solidly profitable.

At December 31, 2009 the Company’s backlog stood at a record $20.6 million as compared to approximately $10.0 million at December 31 2008. The backlog at December 31, 2009 includes only the amount of currently exercised delivery orders on open IDIQ contracts, and is expected to materially increase when the volume production orders for the two large Navy contracts are received. Historically, the Company also obtains a substantial volume of orders which are required to be filled in less than twelve months, and, therefore, these anticipated orders are not reflected in the backlog. Approximately $14.9 million in orders is related to the TS-4530A program, and this amount is included in the backlog at December 31, 2009.

As a result of the decline in revenues due to the delays discussed above, and the increased engineering costs incurred in the development of the AN/USM-708, AN/ARM-206 and the TS-4530A, the Company’s working capital and cash flow declined. In September 2009, as previously reported, the Company raised approximately $520,000 through the sales of common shares to Directors of the Company. The Company has also secured the agreement of two officers to provide additional debt financing, if necessary, in the aggregate amount of $250,000. The Company is currently in discussions to raise additional capital, and is confident that it will be able to improve its cash flow.

The Company has renewed its annual bank agreement on September 30th for several years, and is currently in discussions for a renewal until September 30, 2010. Based on those discussions, the Company believes the bank will renew the agreement, but with a lower borrowing limit. The Company currently has borrowed $600,000 against this line, and does not believe that the lower limit discussed with the bank will have materially adverse effects.

On February 8, 2010 the Company won a five year indefinite delivery indefinite quantity (“IDIQ”) contract through a domestic distributor to supply TR-100 TACAN test sets to the U.S. Air Force. This IDIQ contract has a maximum value of $2.7 million with the initial order being for 103 units at a value of approximately $950,000. This order is expected to be completed in the fiscal year starting April 1, 2010. The Company continues to bid on Military solicitations where it believes it has a technical or cost advantage.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company’s stock is traded in the NYSE Amex under the symbol TIK.

CONTACT:
Tel-Instrument Electronics Corp
Mr. Joseph P. Macaluso, 201-933-1600